The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Pricing Supplement dated January 30, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 179 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Auto-Callable Securities due February 20, 2010
Based on the Values of the S&P 500® Index and the Nikkei 225 Index
Unlike ordinary debt securities, the Auto-Callable Securities, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity. Instead, if the securities have not been subject to automatic redemption, at maturity you will receive for each $10 stated principal amount of a security that you hold an amount in cash that will vary depending upon the values of the S&P 500® Index and the Nikkei 225 Index over the term of the securities and on the final determination date and which may be significantly less than the stated principal amount of the securities.
The stated principal amount and original issue price(2) of each security is $10.
We will not pay periodic interest on the securities.
If, on either of the first two determination dates, the index closing values of both the S&P 500 Index and the Nikkei 225 Index are greater than their respective initial index values as of their respective index setting dates (see below for more information on index setting dates), the securities will be automatically redeemed for a cash payment, the amount of which will correspond to the applicable determination date:
if both index closing values on February 21, 2008, the first determination date, exceed their respective initial index values, we will redeem the securities for $11.40 to $11.42 (corresponding to 114% to 114.2% of the stated principal amount, as determined on the date we price the securities for initial sale to the public, which we refer to as the pricing date), or if both index closing values on February 20, 2009, the second determination date, exceed their respective initial index values, we will redeem the securities for $12.80 to $12.84 (corresponding to 128% to 128.4% of the stated principal amount, as determined on the pricing date).
At maturity, if the securities have not previously been redeemed, you will receive for each $10 stated principal amount of securities that you hold an amount of cash equal to:
$14.20 to $14.26 (corresponding to 142% to 142.6% of the stated principal amount, as determined on the pricing date) if the index closing values of both the S&P 500 Index and the Nikkei 225 Index on February 17, 2010, the final determination date, which we refer to as the final index values, are greater than their respective initial index values, or
$10 (stated principal amount) if the final index value of either the S&P 500 Index or the Nikkei 225 Index is less than or equal to its respective initial index value and the index value of neither the S&P 500 Index nor the Nikkei 225 Index has decreased to or below its respective specified trigger level at any time during the observation period (see below for more information on observation period), or
$10 times the index performance factor, which will be less than or equal to 1.0, if the final index value of either the S&P 500 Index or the Nikkei 225 Index is less than or equal to its respective initial index value and the index value of either the S&P 500 Index or the Nikkei 225 Index has decreased to or below its respective specified trigger level at any time during the observation period.
➢ The initial index values of the S&P 500 Index and the Nikkei 225 Index will be determined on their respective index setting dates, which, in the case of the S&P 500 Index, is the pricing date and, in the case of the Nikkei 225 Index, is the first index business day immediately following the pricing date on which no market disruption event occurs.
➢ The trigger levels for the S&P 500 Index and the Nikkei 225 Index are and , respectively, or 70% of their initial index values.
➢ The index performance factor will be equal to the lower of (i) the final index value of the S&P 500 Index divided by the initial index value of the S&P 500 Index and (ii) the final index value of the Nikkei 225 Index divided by the initial index value of the Nikkei 225 Index.
➢

The observation period, with regard to each of the S&P 500 Index and the Nikkei 225 Index, is the period of regular trading hours on each index business day on which there is no market disruption event with respect to such index, beginning on, and including, the index business day following the index setting date for such index and ending on, and including, the final determination date.

Investing in the securities is not equivalent to investing in the S&P 500 Index and the Nikkei 225 Index or their component stocks.
We will apply to list the securities to trade under the ticker “ARI” on the American Stock Exchange LLC, which we refer to as the AMEX, but it is not possible to predict whether the securities will meet the AMEX listing requirements or whether any secondary market for the securities will develop.
The CUSIP number for the securities is 61750V691.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

$10 PER SECURITY

	Price to Public(2)	Agent’s Commissions(1)(2)	Proceeds to Company

Per security	$10	$0.20	$9.80
Total	$	$	$

(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
(2)	The securities will be issued at $10 per security and the agent’s commissions will be $0.20 per security; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of securities will be $9.9625 per security and $0.1625 per security, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of securities will be $9.94375 per security and $0.14375 per security, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of securities will be $9.925 per security and $0.125 per security, respectively.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Plan of Distribution.”

     No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Auto-Callable Securities, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities is linked to the performance of both the S&P 500® Index and the Nikkei 225 Index. Investors in the securities must be willing to accept the risk of loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns in exchange for the opportunity to receive the specified returns if both indices are above their respective initial index values on any of these determination dates.

     “Standard and Poor’s®,” “S&P®” and “S&P 500®” are trademarks of Standard & Poor’s Corporation, which we refer to as S&P, and have been licensed for use by Morgan Stanley. All rights to the Nikkei 225 Index are owned by Nihon Keizai Shimbun, Inc., which we refer to as Nikkei, and we will have received the consent of Nikkei to use and refer to the Nikkei 225 Index in connection with the securities as of the issue date of the securities.

Each Auto-Callable Security costs $10

We, Morgan Stanley, are offering Auto-Callable Securities due February 20, 2010 Based on the Values of the S&P 500® Index and the Nikkei 225 Index, which we refer to as the securities. The stated principal amount of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. If the securities have not been redeemed prior to maturity and the final index value of either the S&P 500 Index or the Nikkei 225 Index is less than or equal to its respective initial index value, and the index value of either the S&P 500 Index or the Nikkei 225 Index has decreased to or below its respective specified trigger level at any time during the observation period, we will pay to you an amount in cash per security that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the value of whichever index has declined by the greater percentage.

The initial index values of the S&P 500 Index and the Nikkei 225 Index are and , respectively, which are the index closing values of the S&P 500 Index and the Nikkei 225 Index on their respective index setting dates.

The index setting date, with respect to the S&P 500 Index, is the date we price the securities for initial sale to the public, which we refer to as the pricing date, and, with respect to the Nikkei 225 Index, is the first index business day immediately following the pricing date on which no market disruption event occurs with respect to the Nikkei 225 Index.

The final index values of the S&P 500 Index and the Nikkei 225 Index will be their respective index closing values on February 17, 2010, the final determination date.

The trigger levels for the S&P 500 Index and the Nikkei 225 Index are and , respectively, or 70% of their initial index values.

The observation period, with regard to each of the S&P 500 Index and the Nikkei 225 Index, is the period of regular trading hours on each index business day on which there is no market disruption event with respect to such index, beginning on, and including, the index business day following the index setting date for such index and ending on, and including, the final determination date.

The securities will be automatically redeemed only if both the S&P 500 Index and the Nikkei 225 Index are higher than their respective initial index values on any determination date	If the index closing values of both the S&P 500 Index and the Nikkei 225 Index on either of the first two determination dates are greater than their respective initial index values, the securities will be automatically redeemed for the applicable early redemption payment. The early redemption payment will be an amount of cash that will correspond to the applicable determination date:

if both index closing values on February 21, 2008, the first determination date, are greater than their respective initial index values, we will redeem each $10 stated principal amount security for $11.40 to $11.42 (corresponding to 114% to 114.2% of the stated principal amount, as determined on the pricing date), or if both index closing values on February 20, 2009, the second determination date, are greater than their respective initial index values, we will redeem each $10 stated principal amount security for $12.80 to $12.84 (corresponding to 128% to 128.4% of the stated principal amount, as determined on the pricing date).

Payment at maturity depends on the values of the S&P 500 Index and the Nikkei 225 Index	At maturity, if the securities have not previously been automatically redeemed, you will receive for each $10 stated principal amount security that you hold an amount of cash that will vary depending upon the values of the S&P 500 Index and the Nikkei 225 Index over the term of the securities and on the final determination date, equal to:

$14.20 to $14.26 (corresponding to 142% to 142.6% of the stated principal amount, as determined on the pricing date) if the final index values of both the S&P 500 Index and the Nikkei 225 Index are greater than their respective initial index values,

$10 (stated principal amount) if the final index value of either the S&P 500 Index or the Nikkei 225 Index is less than or equal to its respective initial index value and the index value of neither the S&P 500 Index nor the Nikkei 225 Index has decreased to or below its respective specified trigger level at any time during the observation period, or

$10 times the index performance factor, which will be less than or equal to 1.0, if the final index value of either the S&P 500 Index or the Nikkei 225 Index is less than or equal to its respective initial index value and the index value of either the S&P 500 Index or the Nikkei 225 Index has decreased to or below its respective specified trigger level at any time during the observation period;

where,

index performance factor = the lower of

final index value of S&P 500 Index initial index value of S&P 500 Index

and

final index value of Nikkei 225 Index initial index value of Nikkei 225 Index

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $10 stated principal amount per security. The index performance factor is based on the underlying index that has declined by the greater percentage.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities at each early redemption date and at maturity assuming a variety of hypothetical index closing values on each determination date, including the final determination date. The table does not show every situation that can occur.

You can review the historical values of the S&P 500 Index and the Nikkei 225 Index in the sections of this pricing supplement called “Description of Securities—Historical Information of the S&P 500 Index” and “Description of Securities—Historical Information of the Nikkei 225 Index.” The payment of dividends on the stocks that underlie the S&P 500 Index and the Nikkei 225 Index is not reflected in the levels of the S&P 500 Index and the Nikkei 225 Index and, therefore, has no effect on the calculation of the payment at maturity.

If a market disruption event occurs with respect to the S&P 500 Index or the Nikkei 225 Index on any determination date or if a scheduled determination date is not an index business day with respect to the S&P 500 Index or the Nikkei 225 Index, the applicable index closing value for the disrupted index on such determination date will be determined on the next index business day with respect to such index on which no market disruption event occurs with respect to such index. If a market disruption event occurs with respect to the S&P 500 Index or the Nikkei 225 Index on the final determination date, the final index value(s) for the disrupted index or indices will be determined in accordance with “Description of Securities—Determination Dates,” which subjects the final determination date to postponement for up to five index business days, and, consequently, the maturity date of the securities may be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing in the S&P 500 Index and the Nikkei 225 Index or the component stocks of such indices.

Your return on the securities is limited by the early redemption feature and by the maximum payment at maturity

The appreciation potential of the securities is limited by the early redemption feature of the securities and by the maximum payment at maturity to a maximum of 14% to 14.2% of the stated principal amount per annum for each year that the securities are outstanding regardless of any greater positive performance of the S&P 500 Index or the Nikkei 225 Index. In addition, the early redemption feature may limit the term of your investment to as short as one year.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities. As calculation agent, MS & Co. will determine the payment that you will receive at maturity.

Where you can find more information on the securities

The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Fixed Rate Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.” You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES

     The following examples illustrate the payout on the securities for a range of hypothetical index closing values of the S&P 500 Index and the Nikkei 225 Index on each of the three determination dates and, to illustrate the effect of the trigger level, a hypothetical index value of each of the indices on a random interim date during the observation period on which we assume the index value with the greatest percentage decline from its respective initial index value falls on.

These examples are based on the following terms:
initial index value of the S&P 500 Index: 100
initial index value of the Nikkei 225 Index: 100
trigger level for the S&P 500 Index: 70, which is 70% of the initial index value of the S&P 500 Index trigger level for the Nikkei 225 Index: 70, which is 70% of the initial index value of the Nikkei 225 Index early redemption payment:
$11.41 if early redemption occurs in 2008
$12.82 if early redemption occurs in 2009
payment at maturity if the final index values of both the S&P 500 Index and the Nikkei 225 Index are greater than their respective initial index values: $14.23 stated principal amount (per security): $10

     In examples 1 and 2, the values of the two indices fluctuate over the term of the securities and both indices close above their respective initial index values of 100 on one of the first two determination dates. However, each example produces a different early redemption payment because the two index closing values exceed their respective initial index values on different determination dates. Because both index closing values exceed their respective initial index values on one of the determination dates, the securities are automatically redeemed as of the corresponding determination date. Additionally, example 3 illustrates that the decline of the indices to or below their respective trigger levels on a random interim date during the observation period does not affect the payout if the securities are automatically redeemed on either of the first two determination dates.

	Example 1			Example 2			Example 3

	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout

Determination date, 2008	130	120	$11.41	86	110	—	88	93	—

Random interim date	—	—	—	—	—	—	65	82	—
Determination date, 2009	—	—	—	101	115	$12.82	104	102	$12.82
Determination date, 2010	—	—	—	—	—	—	—	—	—

Total Payout:			$11.41			$12.82			$12.82
			in 2008			in 2009			in 2009

1	The hypothetical index value for each determination date is the index closing value for that date, and the hypothetical index value for the random interim date is an index value.

  In example 1, the index closing values of the S&P 500 Index and the Nikkei 225 Index on the first determination date have increased to 130 and 120, which are 30% and 20% above their respective initial index values, and the securities are automatically redeemed for $11.41 per security, representing a 14.1% increase above the stated principal amount. This increase is less than, and unrelated to, the simple returns on the two indices of 30% and 20%.

  In example 2, the index closing value of the S&P 500 Index on the first determination date has decreased to 86, which is below the initial index value; therefore, the securities are not automatically redeemed and remain outstanding, even though the index closing value of the Nikkei 225 Index has increased to 110. On the second determination date, the index closing values of the S&P 500 Index and the Nikkei 225 Index have increased to 101 and 115, which are 1% and 15% above their respective initial index values, and the securities are automatically redeemed for $12.82 per security, representing a 28.2% increase above the stated principal amount.

  In example 3, the index closing values of the S&P 500 Index and the Nikkei 225 Index on the first determination date have decreased to 88 and 93. Therefore, the securities are not automatically redeemed on the first determination date and remain outstanding. The index value of the S&P 500 Index on the random interim date has decreased to 65, which is 35% below the initial index value, and is below the trigger level, but on the second determination date, both index closing values have increased above their respective initial index values to 104 and 102, which are 4% and 2% above the initial index value; so the securities are automatically redeemed for $12.82 per security, representing a 28.2% increase above the stated principal amount.

     In each of examples 4, 5, 6, 7, 8 and 9, the index closing value of either the S&P 500 Index or the Nikkei 225 Index on the first and second determination dates is less than or equal to its initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 4			Example 5			Example 6

	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout

Determination date, 2008	99	120	—	95	110	—	95	110	—

Random interim date	80	68	—	71	105	—	71	105	—
Determination date, 2009	100	92	—	97	73	—	97	73	—
Determination date, 2010	150	140	$14.23	72	89	$10	72	120	$10

Total Payout:			$14.23			$10			$10

	Example 7			Example 8			Example 9

	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout	Hypothetical Index Value[1] of the S&P 500 Index	Hypothetical Index Value[1] of the Nikkei 225 Index	Payout

Determination date, 2008	81	93	—	81	93	—	81	93	—

Random interim date	69	82	—	62	82	—	69	82	—
Determination date, 2009	99	107	—	99	107	—	99	107	—
Determination date, 2010	105	90	$9	69	94	$6.90	88	125	$8.80

Total Payout:			$9			$6.90			$8.80

1	The hypothetical index value for each determination date is the index closing value for that date, and the hypothetical index value for the random interim date is an index value.

  In example 4, the final index values of the S&P 500 Index and the Nikkei 225 Index have increased 50% and 40% above their respective initial index values to 150 and 140, and the payment at maturity equals $14.23 per security, representing a 42.3% increase above the stated principal amount. This increase is less than, and unrelated to, the simple returns on the indices of 50% and 40%. Even though on the random interim date the index value of the Nikkei 225 Index decreased below the trigger level, the payment at maturity is unaffected because both final index values exceed their respective initial index values.

  In example 5, the final index values of the S&P 500 Index and the Nikkei 225 Index have decreased 28% and 11% below their respective initial index values to 72 and 89. But, because the index value of neither the S&P 500 Index nor the Nikkei 225 Index decreased to or below its respective trigger level at any time during the observation period, the payment at maturity equals $10 per security, an amount equal to the stated principal amount.

  In example 6, the final index value of the S&P 500 Index has decreased 28% below the initial index value to 72 and the final index value of the Nikkei 225 Index has increased 20% above the initial index value to 120. Because the index value of neither the S&P 500 Index nor the Nikkei 225 Index decreased to or below its respective trigger level at any time during the observation period, the payment at maturity equals $10 per security, an amount equal to the stated principal amount. Even though the final index value of one of the underlying indices increased 20% as compared to its initial index value, the securities only return the $10 principal amount because the final index value of the other index did not exceed its initial index value.

  In example 7, the final index value of the S&P 500 Index has increased 5% above the initial index value to 105 and the final index value of the Nikkei 225 Index has decreased 10% below the initial index value to 90. Because the index value of the S&P 500 Index on the random interim date decreased to 69, which is 31% below the initial index value, and is below the trigger level, the payment at maturity equals $10 principal amount times an index performance factor of 0.90 (the lower of 1.05 for the S&P 500 Index and 0.90 for the Nikkei 225 Index), which results in a payment at maturity of $9 per security, representing a loss of 10% of the stated principal amount. The return on the securities reflects the decrease of the Nikkei 225 Index over the term of the securities, even though the S&P 500 Index was the index that decreased below the trigger level.

  In example 8, the final index values of the S&P 500 Index and the Nikkei 225 Index have decreased 31% and 6% below their respective initial index values to 69 and 94. Because the index value of the S&P 500 Index on the random interim date decreased to 62, which is 38% below the initial index value, and is below the trigger level, as well as the final index value of the S&P 500 Index having decreased to 69, which is 31% below the initial index value, and is again below the trigger level, the payment at maturity equals $10 principal amount times an index performance factor of 0.69 (the lower of 0.69 for the S&P 500 Index and 0.94 for the Nikkei 225 Index), which results in a payment at maturity of $6.90 per security, representing a loss of 31% of the stated principal amount.

  In example 9, the final index value of the S&P 500 Index has decreased to 88, which is 12% below the initial index value and the final index value of the Nikkei 225 Index has increased to 125, which is 25% above the initial index value. Because the index value of the S&P 500 Index on the random interim date decreased to 69, which is 31% below the initial index value, and is below the trigger level, the payment at maturity equals the $10 principal amount times an index performance factor of 0.88 ( the lower of 0.88 for the S&P 500 Index and 1.25 for the Nikkei 225 Index), which results in a payment at maturity of $8.80 per security, representing a loss of 12% of the stated principal amount, even though the final index value of one of the underlying indices increased 25% as compared to its initial index value.

RISK FACTORS

     The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing directly in the S&P 500 Index and the Nikkei 225 Index or their component stocks. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of principal

The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities or guarantee you the principal amount of the securities at maturity. Instead, if the securities have not previously been automatically redeemed, at maturity you will receive for each $10 stated principal amount security that you hold an amount in cash based upon the values of the S&P 500 Index and the Nikkei 225 Index as follows:

Only if the final index values of both the S&P 500 Index and the Nikkei 225 Index are greater than their respective initial index values will you receive an amount in cash greater than the stated principal amount at maturity. The payment would be $14.20 to $14.26, as determined on the pricing date.

If the final index value of either the S&P 500 Index or the Nikkei 225 Index is less than its respective initial index value and the index value of neither the S&P 500 Index nor the Nikkei 225 Index has decreased to or below its respective specified trigger level at any time during the observation period, you will receive the $10 stated principal amount. The payment of the $10 stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. See “Hypothetical Payouts on the Securities” on PS–7.

If the final index value of either the S&P 500 Index or the Nikkei 225 Index is less than its respective initial index value and if the index value of either the S&P 500 Index or the Nikkei 225 Index has decreased to or below its respective specified trigger level at any time during the observation period, you will receive an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the value of whichever index has declined by the greater percentage. In such case, you may suffer a loss of a significant amount of your investment in the securities.

Your appreciation potential is limited; securities subject to early redemption

The appreciation potential of the securities is limited by the early redemption feature of the securities and by the maximum payment at maturity to a maximum of 14% to 14.2% of the stated principal amount per annum for each year that the securities are outstanding regardless of any greater positive performance of the S&P 500 Index or the Nikkei 225 Index. In addition, the early redemption feature may limit the term of your investment to as short as one year.

Secondary trading may be limited

There may be little or no secondary market for the securities. Although we will apply to list the securities on the American Stock Exchange LLC, we may not meet the requirements for listing and do not expect to announce whether or not we will meet such requirements prior to the pricing of the securities. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your securities would likely be lower than if an active market existed. If the securities are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the securities may be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the values of the S&P 500 Index and the Nikkei 225 Index on any index business day will affect the value of the securities more than any other single factor. However, because the payout on the securities is only directly correlated to the values of the S&P 500 Index and the Nikkei 225 Index in certain circumstances, the securities will trade differently from the S&P 500 Index and the Nikkei 225 Index. Other factors that may influence the value of the securities include:

the volatility (frequency and magnitude of changes in value) of the S&P 500 Index and the Nikkei 225 Index;

the level of correlation between the value of S&P 500 Index and the value the Nikkei 225 Index;

the dividend rate on the stocks underlying the S&P 500 Index and the Nikkei 225 Index;

whether the index value of the S&P 500 Index or the Nikkei 225 Index has been at or below the trigger level at any time during the observation period;

geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the stocks underlying the S&P 500 Index and the Nikkei 225 Index or stock markets generally and which may affect the value of the S&P 500 Index or the value the Nikkei 225 Index;

interest and yield rates in the market;

the time remaining until the next determination date(s) and the maturity of the securities; and

our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if on that date either the value of the S&P 500 Index or the value of the Nikkei 225 Index is at or below its initial index value, especially if at any time during the observation period the index value of either the S&P 500 Index or the Nikkei 225 Index has fallen to or below its specified trigger level.

You cannot predict the future performance of the S&P 500 Index or the Nikkei 225 Index based on its historical performance. The value of the S&P 500 Index or the Nikkei 225 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of the securities by an amount proportionate to the decrease in the value of whichever of the S&P 500 Index or the Nikkei 225 Index has declined by the greater percentage. There can be no assurance that the values of both the S&P 500 Index and the Nikkei 225 Index will have increased on any determination date so that you will receive at maturity or on any earlier redemption date more than the principal amount of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the S&P 500 Index or the Nikkei 225 Index could adversely affect the value of the securities

S&P is responsible for calculating and maintaining the S&P 500 Index. S&P can add, delete or substitute the stocks underlying the S&P 500 Index or make other methodological changes that could change the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any of these actions could adversely affect the value of the securities.

Nikkei is responsible for calculating and maintaining the Nikkei 225 Index. Nikkei can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the value of the Nikkei 225 Index. Nikkei may discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the securities.

S&P or Nikkei may discontinue or suspend calculation or publication of the S&P 500 Index or the Nikkei 225 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the securities will be an amount based on the closing prices of the stocks underlying the S&P 500 Index or the Nikkei 225 Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the S&P 500 Index or the Nikkei 225 Index last in effect prior to such discontinuance.

There are additional risks associated with an investment in the securities because the securities are linked to two stock indices

The risk associated with an investment in Auto-Callable Securities based on the values of two stock indices is significantly greater than the risk of a hypothetical investment in Auto-Callable Securities based on only one of the underlying stock indices. Investors in the securities will realize appreciation on the securities only if both the S&P 500 Index and the Nikkei 225 Index exceed their respective initial index values on one of the three determination dates. If either underlying index fails to appreciate, investors will not benefit from any appreciation in the other index. Because the return of the securities is limited by the underlying index with the lower return, the securities will not be automatically called and may return substantially less than the principal amount of your investment if only one of the underlying indices exceeds its respective initial index value on the determination dates.

You have no shareholder rights

Investing in the securities is not equivalent to investing in the S&P 500 Index and the Nikkei 225 Index or its component stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index and the Nikkei 225 Index.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will calculate the payment we will pay to you at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index or the Nikkei 225 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “— Discontinuance of the S&P 500 Index or the Nikkei 225 Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the values of the S&P 500 Index and the Nikkei 225 Index

MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the S&P 500 Index and the Nikkei 225 Index or its component stocks), including trading in the stocks underlying the S&P 500 Index and the Nikkei 225 Index as well as in other instruments related to the two indices. MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and the Nikkei 225 Index and other financial instruments related to the two indices on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the index setting dates could affect the value of the S&P 500 Index and the Nikkei 225 Index and, as a result, could increase the level at which the S&P 500 Index and the Nikkei 225 Index must close before you receive a payment at maturity or upon automatic redemption that exceeds the principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the S&P 500 Index and the Nikkei 225 Index on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

Tax treatment

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, the securities generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “United States Federal Income Taxation” in this pricing supplement, the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “security” refers to each $10 stated principal amount of our Auto-Callable Securities due February 20, 2010. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	February , 2007

Original Issue Date (Settlement Date)	February , 2007

Maturity Date

February 20, 2010, subject to extension in the event of a Market Disruption Event on the final Determination Date.

If, due to a Market Disruption Event or otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed. See “— Determination Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per security

Original Issue Price

$10 per security, provided that the price to public for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of securities will be $9.9625 per security; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of securities will be $9.94375 per security; and for any single transaction to purchase $5,000,000 or more principal amount of securities will be $9.925 per security.

CUSIP Number	61750V691

Denominations	$10 and integral multiples thereof

Early Redemption

If the Index Closing Values of both the S&P 500 Index and the Nikkei 225 Index on either of the first two Determination Dates are greater than their respective Initial Index Values, we will redeem all of the securities on the third Business Day following such Determination Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

Early Redemption Payment	The Early Redemption Payment will equal:

$11.40 to $11.42 (corresponding to 114% to 114.2% of the stated principal amount, as determined on the Pricing Date), if Early Redemption occurs in 2008, or

$12.80 to $12.84 (corresponding to 128% to 128.4% of the stated principal amount, as determined on the Pricing Date), if Early Redemption occurs in 2009.

Payment at Maturity	Unless the securities have been previously automatically redeemed, you will receive for each $10 stated principal amount security that you hold a payment on the Maturity Date equal to:

$14.20 to $14.26 (corresponding to 142% to 142.6% of the stated principal amount, as determined on the Pricing Date) if the Final Index Values of both the S&P 500 Index and the Nikkei 225 Index are greater than their respective Initial Index Values, or

$10 (stated principal amount) if the Final Index Values of either the S&P 500 Index or the Nikkei 225 Index is less than or equal to its respective Initial Index Value and the Index Value of neither the S&P 500 Index nor the Nikkei 225 Index has decreased to or below its respective specified Trigger Level at any time during the Observation Period, or the $10 stated principal amount of each security times the Index Performance Factor if the Final Index Value of either the S&P 500 Index or the Nikkei 225 Index is less than or equal to its respective Initial Index Value and the Index Value of either the S&P 500 Index or the Nikkei 225 Index has decreased to or below its respective specified Trigger Level at any time during the Observation Period. Because the Index Performance Factor will be less than or equal to 1.0, this payment will be less than or equal to $10. The index performance factor is based on the underlying index that has declined by the greater percentage.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to the $10 stated principal amount of each security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the securities to the Trustee for delivery to DTC, as holder of the securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Index Performance Factor

The lower of (i) the Final Index Value of the S&P 500 Index divided by the Initial Index Value of the S&P 500 Index and (ii) the Final Index Value of the Nikkei 225 Index divided by the Initial Index Value of the Nikkei 225 Index.

Trigger Levels	With regards to the S&P 500 Index, , which is 70% of the Initial Index Value of the S&P 500 Index.

With regards to the Nikkei 225 Index, , which is 70% of the Initial Index Value of the Nikkei 225 Index.

Initial Index Values	The Index Closing Values of the S&P 500 Index and the Nikkei 225 Index, respectively, on the applicable Index Setting Date for each index, as determined by the Calculation Agent.

Final Index Values	The Index Closing Values of the S&P 500 Index and the Nikkei 225 Index, respectively, on the final Determination Date, as determined by the Calculation Agent.

Index Setting Dates

With regards to the S&P 500 Index, the Pricing Date.

With regards to the Nikkei 225 Index, the first Index Business Day immediately following the Pricing Date on which no Market Disruption Event occurs with respect to the Nikkei 225 Index.

Index Closing Value

The Index Closing Value of the S&P 500 Index or the Nikkei 225 Index on any Index Business Day will equal the official closing value of the S&P 500 Index or the Nikkei 225 Index, respectively, or in each case, any Successor Index (as defined under “—Discontinuance of the S&P 500 Index or the Nikkei 225 Index; Alteration of Method of Calculation” below), published on its respective Bloomberg page (as specified under “—Index Value) or successor page following the regular official weekday close of trading for each index on that Index Business Day. In certain circumstances, the Index Closing Value as well as Index Values will be based on the alternate calculation of the S&P 500 Index and the Nikkei 225 Index described under “—Discontinuance of the S&P 500 Index or the Nikkei 225 Index; Alteration of Method of Calculation.”

Index Value

The Index Value, with regard to each of the S&P 500 Index and the Nikkei 225 Index, at any time (including at the open and close of trading for each index) during the Observation Period will equal the value at such time for such index as published on the Bloomberg page “SPX” or “NKY,” respectively, or any respective successor page, or in each case, the Bloomberg page or successor page for any Successor Index.

Observation Period

With regard to each of the S&P 500 Index and the Nikkei 225 Index, the period of regular trading hours on each index business day on which there is no market disruption event with respect to such index, beginning on, and including, the index business day following the index setting date for such index and ending on, and including, the final determination date.

Determination Dates

February 21, 2008 (the first Determination Date), February 20, 2009 (the second Determination Date) and February 17, 2010 (the final Determination Date), or if any such day is not an Index Business Day or if there is a Market Disruption Event on such day, in each case, with respect to the S&P 500 Index or the Nikkei 225 Index, the Determination Date with respect to such index shall be the next succeeding Index Business Day with respect to such index on which there is no Market Disruption Event with respect to such index; provided that if a Market Disruption Event with respect to such index has occurred on each of the five Index Business Days with respect to such index immediately succeeding any of the scheduled Determination Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Determination Date for such disrupted index, notwithstanding the occurrence of a Market Disruption Event with respect to such index on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs with respect to such index, the Calculation Agent will determine the value of the disrupted index on such fifth Index Business Day in accordance with the formula for and method of calculating the disrupted index last in effect prior to the commencement of the Market Disruption Event with respect to such index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the disrupted index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day

With respect to the S&P 500 Index or the Nikkei 225 Index, as applicable, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such underlying index, other than a day on which trading on such Relevant Exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange

With respect to the S&P 500 Index or the Nikkei 225 Index, as applicable, the primary exchange(s) or market(s) of trading for (i) any security then included in such underlying index, or any Successor Index, and (ii) any futures or options contracts related to such underlying index or to any security then included in such underlying index.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on New York Stock Exchange LLC (“NYSE”), American Stock Exchange LLC, The NASDAQ Stock Market LLC, Chicago Mercantile Exchange Inc. and Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note

Book Entry. The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the securities. Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities— Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation Agent

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All dollar amounts related to determination of the amount of cash payable per security will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value or the Index Values of either index or whether a Market Disruption Event has occurred. See “—Discontinuance of the S&P 500 Index or the Nikkei 225 Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event, with respect to the S&P 500 Index or the Nikkei 225 Index, as applicable, means the occurrence or existence of any of the following events:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P 500 Index or of the Nikkei 225 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index or of the Nikkei 225 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant

Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index or the Nikkei 225 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index or the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such disrupted index shall be based on a comparison of (x) the portion of the level of the disrupted index attributable to that security relative to (y) the overall level of the disrupted index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on the S&P 500 Index or the Nikkei 225 Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the S&P 500 Index or the Nikkei 225 Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary securities market on which exchange traded funds related to the S&P 500 Index or the Nikkei 225 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the final Determination Date; provided that, if the Index Closing Values of both the S&P 500 Index and the Nikkei 225 Index on the date of acceleration are greater than their respective Initial Index Values, the amount declared due and payable per security shall be an amount calculated as if the date of acceleration were the next succeeding Determination Date.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The S&P 500® Index

The S&P 500® Index was developed by Standard & Poor’s® Corporation, which we refer to as S&P® , and is calculated, maintained and published by S&P. We obtained all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P. We make no representation or warranty as to the accuracy or completeness of any information relating to the S&P 500 Index. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500 Index at any time.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require a S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split	Shares Outstanding multiplied	No
(i.e., 2-for-1)	by 2; Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change > 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change > 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special	Yes
Dividend

Company Change	Add new company Market	Yes
Value minus old company
Market Value

Rights Offering	Price of parent company minus	Yes
Price of Rights
Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co.
Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value
	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc., which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks. We obtained all information contained in this pricing supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Nikkei. We make no representation or warranty as to the accuracy or completeness of any information relating to the Nikkei 225 Index. Nikkei is under no obligation to continue to publish the Nikkei 225 Index and may discontinue publication of the Nikkei 225 Index at any time.

The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

Technology — Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

Financials — Banks, Miscellaneous finance, Securities, Insurance

Consumer Goods — Marine products, Food, Retail, Services

Materials — Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation equipment, Miscellaneous manufacturing, Real estate

Transportation and Utilities — Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Nikkei Divisor”). The Nikkei Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Nikkei Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Nikkei Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Nikkei Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Nikkei Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Nikkei Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the Nikkei Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index.

Discontinuance of the S&P 500 Index or
the Nikkei 225 Index; Alteration of
Method of Calculation

If S&P or Nikkei discontinues publication of the S&P 500 Index or the Nikkei 225 Index, respectively, and S&P, Nikkei or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index or the discontinued Nikkei 225 Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of the affected index will be determined by reference to the value of such Successor Index published following the regular official weekday close of trading for the Successor Index on the date that any Index Closing Value is to be determined, and any Index Value will be determined by reference to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P or Nikkei discontinues publication of the S&P 500 Index or Nikkei 225 Index prior to, and such discontinuance is continuing on, any Determination Date or any Index Business Day (on which determination need be made as to whether the Index Value of either index falls to or below its specified Trigger Level) and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value of such affected index for such date. Following any such determination, the Calculation Agent will not compute the Index Value of such affected index on any Index Business Day and will instead rely on the Index Closing Value as computed by the

Calculation Agent for the purpose of determining whether the Index Value of such affected index falls to or below its specified Trigger Level. The Index Closing Value of such affected index will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index or Nikkei 225 Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the S&P 500 Index or Nikkei 225 Index, as applicable, without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index or Nikkei 225 Index may adversely affect the value of the securities.

If at any time the method of calculating the S&P 500 Index, Nikkei 225 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index, Nikkei 225 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index, Nikkei 225 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index, Nikkei 225 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Values with reference to the S&P 500 Index, Nikkei 225 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index, Nikkei 225 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index, Nikkei 225 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information

The following tables set forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the S&P 500 Index and the Nikkei 225 Index for each quarter in the period from January 1, 2002 through January 29, 2007. The Index Closing Value of the S&P 500 Index on January 29, 2007 was 1,420.62. The Index Closing Value of the Nikkei 225 Index on January 29, 2007 was 17,470.46. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

The following graphs set forth the historical daily Index Closing Values of the S&P 500 Index and the Nikkei 225 Index,

respectively, for the period from January 29, 2002 through January 29, 2007. We obtained the information below from Bloomberg Financial Markets, without independent verification.

The historical values of the S&P 500 Index and the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the S&P 500 Index and the Nikkei 225 Index on any Determination Date.

The Index Value of the S&P 500 Index or the Nikkei 225 Index may decrease to or below its specified Trigger Level at any time during the Observation Period and the Final Index Value of either index may close below its respective Initial Index Value so that the Payment at Maturity will be less than the principal amount of the securities. We cannot give you any assurance that the value of the S&P 500 Index and the Nikkei 225 Index will both increase so that at maturity or early redemption you will receive a payment in excess of the principal amount of the securities. Your return is linked to the value of the S&P 500 Index and the Nikkei 225 Index on the Determination Dates and, in certain circumstances, their values during the Observation Period.

If the securities have not previously been automatically redeemed, and the Index Value of either the S&P 500 Index or the Nikkei 225 Index has decreased to or below its specified Trigger Level at any time during the Observation Period and the Final Index Value of either the S&P 500 Index or the Nikkei 225 Index is less than its respective Initial Index Value, you will lose money on your investment.

S&P 500 Index	High	Low	Period End

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter (through
January 29, 2007)	1,440.13	1,409.71	1,420.62

Nikkei 225 Index	High	Low	Period End

2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter (through
January 29, 2007)	17,507.40	16,838.17	17,470.46

The following graph sets forth the historical daily Index Closing Values of the S&P 500 Index and the Nikkei 225 Index as compared to their respective Initial Index Values on a percentage basis for the period from January 29, 2002 through January 29, 2007. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the indices cannot be taken as an indication of their future performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries. The Original Issue Price of the securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Index Setting Dates, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks underlying the S&P 500 Index and the Nikkei 225 Index, in futures or options contracts or exchange traded funds on the S&P 500 Index and the Nikkei 225 Index or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the S&P 500 Index and the Nikkei 225 Index, and therefore effectively increase the level at which the S&P 500 Index and the Nikkei 225 Index must prevail on the Determination Dates before you would receive upon an early redemption or at maturity a payment that exceeds the principal amount of the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the Determination Dates, by purchasing and selling the stocks underlying the S&P 500 Index and the Nikkei 225 Index, futures or options contracts or exchange traded funds on the S&P 500 Index and the Nikkei 225 Index or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Determination Dates. We cannot give any assurance that our hedging activities will not affect the values of the S&P 500 Index and the Nikkei 225 Index and, therefore, adversely affect the value of the securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.9625 per security and the agent’s commissions will be $0.1625 per security for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of securities, the price will be $9.94375 per security and the agent’s commissions will be $0.14375 per security for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of securities and the price will be $9.925 per security and the agent’s commissions will be $0.125 per security for purchasers of greater than or equal to

$5,000,000 principal amount of securities. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley DW, Inc. (“MSDWI”), Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the securities distributed by such dealers. After the initial offering of the securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the securities against payment therefor in New York, New York on February   , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or the level of the S&P 500 Index or the Nikkei 225 Index. Specifically, the Agent may sell more securities than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the S&P 500 Index or the Nikkei 225 Index it does not own, creating a naked short position in the securities or the individual stocks underlying the S&P 500 Index or the Nikkei 225 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the securities or the individual stocks underlying the S&P 500 Index or the Nikkei 225 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the securities or the individual stocks underlying the S&P 500 Index or the Nikkei 225 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, securities or the individual stocks underlying the S&P 500 Index or the Nikkei 225 Index in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market prices or prevent or retard a decline in the market price of the securities. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed securities in transactions to cover short positions or to stabilize the price of the securities or otherwise. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between S&P
and Morgan Stanley

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the securities. S&P has no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s® ,” “S&P® ,” “S&P 500® ,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

License Agreement between Nikkei and
Morgan Stanley

As of the Original Issue Date, we will have received the consent of Nikkei, the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the securities. Nikkei has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. We, the Calculation

Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei has no relationship to us or the securities; it does not sponsor, endorse, authorize, sell or promote the securities, and has no obligation or liability in connection with the administration, marketing or trading of the securities or with the calculation of the return on your investment.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and MSDWI, may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities. This discussion only applies to initial investors in the securities who:

purchase the securities at their “issue price”; and will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;
  insurance companies;
  dealers in securities or foreign currencies;
  investors holding the securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who holds the securities as part of a constructive sale transaction or constructive ownership transaction;
  U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
  regulated investment companies;
  real estate investment trusts;
  tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
  persons subject to the alternative minimum tax;
  nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
  Non-U.S. Holders, as defined below, for whom income or gain in respect of the securities is effectively connected with a trade or business in the United States.

In addition, neither we nor Davis Polk & Wardwell, our special tax counsel (“Tax Counsel”) has determined whether any entity that is included in the underlying basket will be considered a “United States real property holding corporation” within the meaning of Section 897 of the Code and the effect of Section 897 of the Code on the tax consequences to a non-U.S. investor of an investment in and ownership of the securities. A non-U.S. investor should consult its own tax advisors regarding the U.S. federal tax consequences of an investment in and ownership of the securities.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the securities are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including alternative characterizations of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a securities that is, for U.S. federal income tax purposes:

  a citizen or resident of the United States;
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the securities as set forth above is respected, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or early redemption as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities will equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange or early redemption of the securities, or upon settlement of the securities at maturity, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. Any capital gain or loss recognized upon sale, exchange, early redemption or settlement of a securities should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”).

If the IRS were successful in asserting that the Contingent Payment Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Debt Regulations do not apply to the securities, other alternative federal income tax characterizations of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a securities that is, for U.S. federal income tax purposes:

an individual who is classified as a nonresident alien; a foreign corporation; or a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a securities.

Tax Treatment upon Sale, Exchange or Settlement of Securities

In general. Assuming the characterization of the securities as set forth above is respected, a Non-U.S. Holder of the securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a securities were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

  the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
  the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and
  the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a securities (or a financial institution holding the securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “—Tax Treatment upon Sale, Exchange or Settlement of Securities—Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.